EX-99.23.j.i

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2004, relating to the financial statements and financial highlights of Conseco StockCar Stocks Index Fund which appears in the September 30, 2004 Annual Report to Shareholders of StockCar Stocks Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Registration Statement.




PricewaterhouseCoopers LLP
Indianapolis, Indiana
December 2, 2004